Exhibit 99.1

Finjan Provides Fourth Quarter 2019 Shareholder Update and Announces the Close of its Strategic Options Process
Company to Host Conference Call to Discuss Results on March 4th at 1:30 PM PT/4:30 PM ET
EAST PALO ALTO, CA – March 4, 2020 – Finjan Holdings, Inc. (NASDAQ:FNJN), a pioneer in cybersecurity, is providing shareholders with a financial update for the fourth quarter ended December 31, 2019. Additional updates regarding Finjan’s business and operating subsidiaries will be discussed in more detail during the conference call scheduled for today at 1:30 p.m. PT/4:30 p.m. ET.

“2019 was a year of exploration and preparation for Finjan as we evaluated growth opportunities and partnerships through our strategic options process, progressed our licensing program and prepared for several upcoming trials, which commence next week with ESET,” said Phil Hartstein, President and CEO of Finjan. “In the fourth quarter we sold our limited partner interest in JVP’s cybersecurity fund as we continued to align our expenses with our current business needs and, in addition, settled with BitDefender which allows us to more acutely focus on the ESET and Cisco trials in the first half of 2020.”

Also, Finjan announced today that after a thorough exploration of various strategic options with its financial and legal advisors, the Board resolved to bring the process to a close and focus management on its plan of record as an independent company. This process was initiated by the Finjan Board in August of 2018 and Atlas Technology Group was engaged to help solicit and evaluate the opportunities.

“As our stockholders are well aware, the Board of Directors has been thoroughly evaluating all of our strategic options for Finjan for over a year,” said Daniel Chinn, Chairman of Finjan Holdings. “After a broad process and careful consideration of the various alternatives, the Board believes remaining an independent entity is currently the best available outcome for Finjan stockholders. We appreciate the incredible patience and support from all of our investors throughout this process. While the external process has closed, Finjan will continue to identify opportunities to drive value and returns for Finjan shareholders.”

Fourth Quarter 2019 Highlights:

•	Financial

▪	There was no revenue in the fourth quarter of 2019 and the fourth quarter of 2018

▪	Net loss was ($5.9) million or ($0.22) per share as compared to net loss of ($7.8) million or ($0.28) per share for the same period a year ago

▪	Ended the quarter with approximately $36.1 million in cash compared to $43.3 million as of December 31, 2018

•	Licensing

▪	Finjan, Inc. entered into Patent License and Settlement Agreement with BitDefender on January 23, 2020

▪	Finjan Blue, Inc. in active license negotiations with prospects

•	Litigation
Two trials scheduled for first half of 2020

▪	Finjan, Inc. v. ESET scheduled for March 9, 2020

▪	Finjan, Inc. v. Cisco scheduled for June 1, 2020

Finjan also has pending patent infringement lawsuits against Palo Alto Networks, Sonicwall, Juniper Networks, Check Point, Rapid7 and its affiliates, Fortinet and Qualys relating to, collectively, more than 15 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

Finjan Mobile:

•	A new patent was issued on February 25, 2020

•	Continued on our security innovations for the mobile consumer and secure patents for those innovations

Analyst and Investor Call with Management:
A shareholder update call to discuss the Company’s fourth quarter 2019 and other updates is scheduled for 1:30 p.m. Pacific Time/4:30 Eastern Time on March 4, 2020. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837. International callers can access the call by dialing 1-631-891-4304

An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on March 4, 2020 and can be accessed by dialing 1-844-512-2921 and providing access code 10008753. International callers can access the replay by dialing 1-412-317-6671. The call will also be archived on Finjan's investor relations website.

ABOUT FINJAN
Established more than 20 years ago, Finjan is a globally recognized pioneer in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies used to proactively detect previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.

Finjan®, Finjan Mobile®, and InvinciBull® are registered trademarks of Finjan Holdings, Inc.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the uncertain monetization of acquired patents, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com